Exhibit 12.1

OPTON CARE, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(DOLLAR AMOUNTS IN THOUSANDS)

	Year ended December 31,										Nine months ended September 30,
	2000		2001		2002		2003		2004		2005
Earnings:
Earnings before income taxes	$11,920		$16,235		$23,203		$14,445		$31,012		$25,852
Add:
Interest expense	1,088		1,343		214		274		333		1,494
Interest within rental expenses	462		616		952		951		1,007		835
Amortized debt premiums	179		253		173		203		353		485
Minority interest	296		216		85		165		185		160
Amortized capitalized interest	—		—		—		7		15		11

Earnings available for fixed charges	$13,945		$18,663		$24,627		$16,045		$32,905		$28,837

Fixed charges:
Interest expense	1,088		1,343		214		274		333		1,494
Interest within rental expenses	462		616		952		951		1,007		835
Amortized debt premiums	179		253		173		203		353
Interest capitalized	—		—		—		70		—		485

Fixed charges	$1,729		$2,212		$1,339		$1,498		$1,693		$2,814

Ratio of earnings to fixed charges	8.07	x	8.44	x	18.39	x	10.71	x	19.44	x	10.25	x